As filed with the Securities and Exchange Commission on April 30, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1200960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Light Street

Baltimore, Maryland 21202

(410) 539-0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas P. Lemke

Senior Vice President and General Counsel

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

(410) 539-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James S. Scott, Sr., Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D., filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2.50% Senior Convertible Notes due 2015	$1,250,000,000	100%	$1,250,000,000	$49,125.00
Common Stock, par value $.10 per share	(2)	—	—	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the 2.5% Senior Convertible Notes due 2015, or the Notes, being registered hereunder. Each Note may be converted into common stock at an initial conversion rate of 11.3636 shares of common stock per $1,000 principal amount of Notes, subject to adjustment and only under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.
(3)	No additional registration fee is required pursuant to Rule 457(i) of the Securities Act because no additional consideration will be received upon conversion of the Notes.

PROSPECTUS

$1,250,000,000

LEGG MASON, INC.

2.50% Senior Convertible Notes due 2015 and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus covers resales from time to time by selling securityholders of our 2.50% Senior Convertible Notes due 2015 (the “Notes”), and shares of our common stock issuable upon conversion of the Notes. The Notes were originally issued by us pursuant to a Note Purchase Agreement dated as of January 14, 2008, as amended January 30, 2008, by and among Legg Mason, KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association (collectively, the “Purchasers”), and, for limited purposes, Kohlberg Kravis Roberts & Co. L.P., in a transaction exempt from the registration requirements of the Securities Act.

The Notes bear interest at the rate of 2.50% per year. Interest is payable in cash semiannually in arrears on January 15 and July 15 each year, commencing on July 15, 2008. The Notes will mature on January 15, 2015. The Notes are our unsecured and unsubordinated obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

Holders may convert their Notes based on a conversion rate of 11.3636 shares of our common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $88.00 per share), subject to adjustment, only under the following circumstances: (1) in the fiscal quarter after the closing price of our common stock reaches, or, in certain circumstances, five business days after the trading price of the Notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change or a make whole event, as defined herein, occurs (4) if the we are a party to a specified business combination that does not constitute a fundamental change, or (5) during the period from, and including, July 15, 2014 to the close of business on the second business day preceding the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining conversion value. If a holder elects to convert its Notes in connection with a fundamental change, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such Notes. For a more detailed description of the Notes, see the section entitled “Description of the Notes.”

We do not intend to apply to list the Notes on any securities exchange or to include the Notes in any automated quotation system. The Notes are currently eligible for trading in the PORTAL Market SM by qualified institutional buyers; however, any Notes resold using this prospectus will no longer be eligible for trading in the PORTAL Market.

Our common stock trades on the New York Stock Exchange under the symbol “LM”. On April 23, 2008, the closing price of Legg Mason, Inc. common stock as reported on the New York Stock Exchange was $59.04 per share.

The Notes and common stock into which the Notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

You should consider the risks that we have described in “ Risk Factors” beginning on page 9 of this prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling securityholders from time to time may offer and sell, in one or more offerings, the securities described in this prospectus. We will not receive any proceeds from the resale by any selling securityholder of the offered securities described in this prospectus.

This prospectus describes the Notes and our capital stock. We may provide a prospectus supplement containing specific information about the terms of a particular offering by a selling securityholder. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the section entitled “Where You Can Find More Information and Incorporation by Reference.”

In this prospectus, we use the terms “Legg Mason” and “Registrant” to refer to Legg Mason, Inc. The terms “we,” “us,” and “our” refer to Legg Mason and its predecessors and subsidiaries. However, for purposes of the section entitled “Description of the Notes, “ the terms “Legg Mason,” “we,” “us,” and “our” refer only to Legg Mason, Inc. and not to any of its subsidiaries. The term “Purchase Agreement” refers to the Note Purchase Agreement dated as of January 14, 2008, as amended January 30, 2008, by and among Legg Mason, KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association (collectively, the “Purchasers”), and, for limited purposes, Kohlberg Kravis Roberts & Co. L.P. (“KKR”). The term “Registration Rights Agreement” refers to the Registration Rights Agreement dated as of January 31, 2008 by and among Legg Mason, KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association.

WHERE YOU CAN FIND MORE INFORMATION

AND INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the Symbol “LM”. Information about us also is available at the exchange.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with them. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date on which the selling securityholders cease offering and selling these securities:

•	Our Annual Report on Form 10-K for the year ended March 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007;

•	Our Current Report on Form 8-K filed with the SEC on April 30, 2007;

•	Our Current Report on Form 8-K filed with the SEC on June 6, 2007;

•	Our Current Report on Form 8-K filed with the SEC on July 5, 2007;

•	Our Current Report on Form 8-K filed with the SEC on December 28, 2007;

•	Our Current Report on Form 8-K filed with the SEC on January 7, 2008;

•	Our Current Report on Form 8-K filed with the SEC on January 18, 2008;

•	Our Current Report on Form 8-K filed with the SEC on February 1, 2008;

•	Our Current Report on Form 8-K filed with the SEC on February 6, 2008;

•	Our Current Report on Form 8-K filed with the SEC on March 7, 2008;

•	Our Current Report on Form 8-K filed with the SEC on March 31, 2008; and

•	The description of our common stock, par value $0.10 per share, contained in Amendment No. 6 to our Registration Statement on Form 8-A, filed September 29, 2006.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attn: Corporate Secretary

(410) 539-0000

Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING INFORMATION

Certain statements included in this prospectus and any documents incorporated by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. These forward-looking statements may contain information related, but not limited to:

•	anticipated growth in revenues or earnings per share;

•	anticipated changes in our business or in the amount of client assets under management;

•	anticipated expense levels and expectations regarding financial market conditions;

•	anticipated investment performance of, or levels of asset flows to, asset management products we manage;

•	anticipated future transactions such as acquisitions; and

•	anticipated performance of recent, pending and future acquisitions.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control, difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements. Actual events or results may differ materially due to a number of factors including, but not limited to:

•	the volatile and competitive nature of the asset management industry;

•	changes in domestic and foreign economic and market conditions;

•	the loss of key employees or principals of our current or future operating subsidiaries;

•	the effect of current and future federal, state and foreign regulation of the asset management industry, including potential liability under applicable securities laws;

•	market, credit and liquidity risks associated with our investment management activities;

•	the impairment of acquired intangible assets and goodwill;

•	potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements; and

•	the effect of any acquisitions.

Moreover, we do not nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions “Risk Factors” below, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” and “Risk Factors” in our Quarterly Reports on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K.

We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. For a more complete understanding of our company and the Notes, we encourage you to read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the financial statements and related Notes thereto, and the information set forth under “Risk Factors”. In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See “Forward-Looking Statements.”

Our Company

Legg Mason is a global asset management company. Acting through our subsidiaries, we provide investment management and related services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries. We divide our business into three divisions: Managed Investments; Institutional; and Wealth Management. Within each of our divisions, we provide our services through a number of asset managers, each of which is an individual business that generally markets its products and services under its own brand name.

Legg Mason, Inc. was incorporated in Maryland in 1981 to serve as a holding company for its brokerage and related subsidiaries. The predecessor companies to Legg Mason trace back to Legg & Co., a Maryland-based broker-dealer formed in 1899. Our subsequent growth has occurred primarily through internal expansion and the acquisition of asset management and broker-dealer firms. In December 2005, Legg Mason completed a transaction in which it sold its broker-dealer businesses to concentrate on the asset management industry.

Summary of the Offering

The following is a brief summary of certain terms of the Notes. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus.

Notes Offered	$1,250,000,000 aggregate principal amount of 2.50% Senior Convertible Notes due 2015.

Maturity Date	January 15, 2015.

Interest and Payment Dates	2.50% per year, payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2008.

Conversion Rights	Holders may convert their Notes prior to the close of business on the second business day immediately before the maturity date based on the applicable conversion rate only under the following circumstances:

•   during any fiscal quarter beginning after March 31, 2008 (and only during such fiscal quarter), if the closing sale price of our common stock is more than 130% of the then current conversion price per share (which is $1,000 divided by the applicable conversion rate) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter;

•   at any time when more than $250 million in principal amount of Notes are owned by holders who are not affiliates of KKR, or entities providing financing to KKR or its affiliates (except that Notes held by such entities count towards such $250 million to the extent that they are not held in connection with the provision of finance to KKR or its affiliates), during the five consecutive business day period immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each day during such five trading-day period was less than 98% of the product of the closing sale price of our common stock on such day and the conversion rate per $1,000 principal amount of Notes;

• if specified distributions to holders of our common stock are made, as described under the section entitled “Description of the Notes – Conversion Upon Specified Corporate Transactions”;

• if a fundamental change or a make whole event occurs, as described under the section entitled “Description of the Notes – Conversion Upon a Make Whole Event”;

•   if we are a party to a specified business combination that does not constitute a fundamental change, as described under the section entitled “Description of the Notes – Conversion Upon Specified Corporate Transactions”; or

• at any time beginning on July 15, 2014 and ending at the close of business on the second business day preceding the maturity date.

The initial conversion rate is 11.3636 shares of common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $88.00 per share of common stock.

Upon conversion of each $1,000 principal amount of Notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If such conversion value exceeds $1,000 for such conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

See “Description of the Notes—Conversion Rights.”

Repurchase at the Option of the Holder Upon a Fundamental Change

If a fundamental change as described under “Description of the Notes —Repurchase at the Option of the Holder Upon a Fundamental Change” occurs, holders will have the right to require us to repurchase for cash all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

See “Description of the Notes—Repurchase at the Option of the Holder Upon a Fundamental Change.”

Adjustment to Conversion Rate Upon a Make Whole Event

If a make whole event as described under “Description of the Notes—Adjustment to Conversion Rate Upon a Make Whole Event” occurs, we will pay, to the extent described in this prospectus, a make whole premium on Notes converted in connection with the make whole event.

See “Description of the Notes—Conversion Upon a Make Whole Event.”

Ranking	The Notes are our senior unsecured obligations and rank (i) senior to any future indebtedness that is expressly subordinated to the Notes, (ii) equal in right of payment to all of our existing and future senior unsecured indebtedness, and (iii) effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock issuable upon conversion of the Notes which may be sold pursuant to this prospectus for the respective accounts of the selling securityholders.

Note Hedge and Warrant Transaction	Simultaneously with the original issuance of the Notes, we entered into convertible note hedge transactions with each of JPMorgan Chase Bank, National Association; Merrill Lynch Financial Markets, Inc.; Goldman, Sachs & Co.; and Bank of America, N.A. (collectively, the “Hedge Providers”), which transactions are designed to offset our exposure to potential dilution upon the conversion of the Notes. Simultaneously with the convertible note hedge transactions, we entered into warrant transactions with the Hedge Providers. See “Risk Factors—Risks Relating to the Notes—The convertible note hedge and warrant transaction may affect the value of the Notes and our common stock”. The convertible note hedge and warrant transactions are separate and legally distinct instruments that bind us and the counterparty and have no binding effect on the holders of the Notes.

DTC Eligibility

Each series of the Notes was issued in fully registered book-entry form and is represented by permanent global notes without coupons. Global notes were deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described in this prospectus.

See “Description of the Notes — Global Notes; Book-Entry Form.”

Trading	We do not intend to apply to list the Notes on any securities exchange or to include the Notes in any automated quotation system. The Notes issued are eligible for trading in The Portal Market. The Notes resold using this prospectus, however, will no longer be eligible for trading in The Portal Market.

NYSE Symbol for Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “LM.”

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations” for a discussion of the U.S. federal income tax considerations applicable to the purchase, ownership and conversion of the Notes.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before purchasing the Notes.

RISK FACTORS

You should carefully consider the risks described below with regard to our company and the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Business

Poor Investment Performance Could Lead to a Loss of Assets Under Management and a Decline in Revenues

We believe that investment performance is one of the most important factors for the maintenance and growth of our assets under management. Poor investment performance, either on an absolute or relative basis, could impair our revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory and other fees;

•	our ability to attract funds from existing and new clients might diminish; or

•	negative absolute investment performance will directly reduce our managed assets.

In addition, in the ordinary course of our business we may reduce or waive investment management fees, or limit total expenses, on certain products or services for particular time periods to manage fund expenses, or for other reasons, and to help retain or increase managed assets. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Unavailability of Appropriate Investment Opportunities Could Hamper our Investment Performance or Growth

An important component of investment performance is the availability of appropriate investment opportunities for new client funds. If any of our asset managers is not able to find sufficient investments for new client assets in a timely manner, the asset manager’s investment performance could be adversely affected. Alternatively, if one of our asset managers does not have sufficient investment opportunities for new funds, it may elect to limit its growth by reducing the rate at which it receives new funds. Depending on, among other factors, prevailing market conditions, the asset manager’s investment style, regulatory and other limits and the market sectors and types of opportunities in which the asset manager typically invests (such as less capitalized companies and other more thinly traded securities in which relatively smaller investments are typically made), the risks of not having sufficient investment opportunities may increase when an asset manager increases its assets under management, particularly when the increase occurs very quickly. If our asset managers are not able to identify sufficient investment opportunities for new client funds, their investment performance or ability to continue to grow may be reduced.

Assets Under Management May Be Withdrawn, Which May Reduce our Revenues and Net Income

Our investment advisory and administrative contracts are generally terminable at will or upon relatively short notice, and investors in the mutual funds that we manage may redeem their investments in the funds at any time without prior notice. This risk is underscored by the fact that we have one international client that represents approximately 5% of our total assets under management (although it generates less than 3% of our operating revenues). Institutional and individual clients can terminate their relationships with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management personnel and financial market performance. For example, in a declining stock market, the pace of mutual fund redemptions and withdrawal of assets from other accounts could accelerate. Poor investment performance generally or relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts. A decrease in our assets under management may reduce our revenues and, if our revenues decline without a commensurate reduction in our expenses, reduce our net income.

Our Mutual Fund Management Contracts May Not Be Renewed, Which May Reduce our Revenues and Net Income

A substantial portion of our revenues comes from managing U.S. mutual funds. We generally manage these funds pursuant to management contracts with the funds that must be renewed and approved by the funds’ boards of directors annually. A majority of the directors of each mutual fund are independent from us. Although the funds’ boards of directors have historically approved each of our management contracts, there can be no assurance that the board of directors of each fund that we manage will continue to approve the fund’s management contract each year, or won’t condition its approval on the terms of the management contract being revised in a way that is adverse to us. If a mutual fund management contract is not renewed, or is revised in a way that is adverse to us, it could result in a reduction in our revenues and, if our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Changes in Securities Markets and Prices May Affect our Revenues and Net Income

A large portion of our revenues is derived from investment advisory contracts with clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

•	causing the value of our assets under management to decrease, which would result in lower investment advisory and other fees;

•	causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory and other fees; or

•	decreasing the performance fees earned by our asset managers.

If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

There are substantial fluctuations in price levels in the securities markets. These fluctuations can occur on a daily basis and over longer periods as a result of a variety of factors, including national and international economic and political events, broad trends in business and finance, and interest rate movements. Reduced securities market prices generally may result in reduced revenues from lower levels of assets under management and loss or reduction in incentive and performance fees. Periods of reduced market prices may adversely affect our profitability because fixed costs remain relatively unchanged. Because we operate in one industry, the business cycles of our asset managers may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business.

Support we Have Provided to Liquidity Funds has, and will continue to, affect our Financial Position and Results of Operations

As has been widely publicized, since late July 2007, there has been substantial disruption in the worldwide fixed income markets, including, specifically, the market for commercial paper. This disruption has included a dramatic reduction in buyers of commercial paper, particularly asset backed commercial paper securities (“ABCP”) issued by structured investment vehicles, which has adversely affected the liquidity in the market. ABCP refers to commercial paper that is collateralized by a pool of assets, such as receivables, loans or securities. ABCP, which represented approximately 46% of the commercial paper market on October 30, 2007, is typically over-collateralized when initially issued, although the securities do not always remain over-collateralized. A structured investment vehicle is a special purpose entity created solely to issue securities, including ABCP, and use the proceeds to acquire the collateral that secures its securities. As a result of these liquidity constraints and, for certain issuers, credit concerns, a number of ABCP securities have been, or currently are, placed on credit watch or downgraded by ratings agencies and certain ABCP issues have been the subject of restructuring negotiations or insolvency proceedings, and additional issuers may become so in the future. Our liquidity asset management business invests in fixed income securities, including commercial paper, and has been, and may continue to be, affected by these issues.

In response to these issues, we have taken steps to provide contingent support to certain of the liquidity funds that our subsidiaries manage. The steps that we have taken to date include:

•	procuring letters of credit from unaffiliated banks in an aggregate amount of $485 million supporting two securities held by three funds,

•

entering into capital support agreements with two funds pursuant to which we have agreed to provide up to $415 million in capital contributions to the funds if they recognize losses from certain investments or continues to hold the underlying securities at the expiration of the one-year term of the agreement and, at the applicable time, the fund’s net asset value is less than a specified threshold,

•	purchasing an aggregate of $99 million in principal amount of Canadian conduit securities from a Canadian fund,

•

entering into the total return swap transaction with a major bank pursuant to which the bank purchased $890 million in principal amount of ABCP from a liquidity fund and we agreed to be responsible to the bank for any losses it suffers on the investment, and

•	purchasing an aggregate of $82 million in principal amount of non-bank sponsored structured investment vehicle-issued securities from a fund.

In the future, we may elect to provide additional credit, liquidity, or other support to the liquidity products that we manage, although we are not required to do so and there can be no assurance that any support would be sufficient to avoid an adverse impact on any product or investors in any product. The support that we have provided exposes us to the risk of losses on the securities to which the support applies. In addition, if we elect to provide additional support, we could incur losses from the support we provide and incur additional costs, including financing costs, in connection with the support. These losses and additional costs could be material, and could adversely affect our earnings. If we were to take such actions we may also restrict our corporate assets, limiting our flexibility to use these assets for other purposes, and may be required to raise additional capital.

Increases in Interest Rates Could Have Adverse Effects on our Fixed Income and Liquidity Assets Under Management

Increases in interest rates from their present levels may adversely affect the net asset values of our assets under management. In addition, in a rising interest rate environment institutional investors may shift liquidity assets that we manage in pooled investment vehicles to direct investments in the types of assets in which the pooled vehicles invest in order to realize higher yields. Furthermore, increases in interest rates may result in reduced prices in equity markets. Any of these effects could lower our assets under management and revenues and, if our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Competition in the Asset Management Industry Could Reduce our Revenues and Net Income

The asset management industry in which we are engaged is extremely competitive and we face substantial competition in all aspects of our business. We compete with numerous international and domestic asset management firms and broker-dealers, mutual fund complexes, hedge funds, commercial banks, insurance companies, other investment companies and other financial institutions. Many of these organizations offer products and services that are similar to, or compete with, those offered by our asset managers and have substantially more personnel and greater financial resources than we do. Some of these competitors have proprietary products and distribution channels that make it more difficult for us to compete with them. In addition, many of our competitors have long-standing and established relationships with distributors and clients. From time to time, our asset managers also compete with each other for clients and assets under management. Our ability to compete may be adversely affected if our asset managers lose key employees or under-perform in comparison to relevant performance benchmarks or peer groups.

A sizable number of new asset management firms and mutual funds have been established in the last fifteen years, increasing our competition. In addition, the asset management industry has experienced consolidation as numerous asset management firms have either been acquired by other financial services firms or ceased operations. In many cases, this has resulted in firms with greater financial resources than we have. In addition, a number of heavily capitalized companies, including commercial banks and foreign entities have made investments in and acquired asset management firms. Access to mutual fund distribution channels has also become increasingly competitive. All of these factors could make it more difficult for us to compete, and no assurance can be given that we will be successful in competing and growing our assets under management and business. If clients and potential clients decide to use the services of competitors, it could reduce our revenues and growth rate, and if our revenues decrease without a commensurate reduction in our expenses, our net income will be reduced. In addition, our asset managers are not typically the lowest cost provider of asset management services. To the extent that we compete on the basis of price in any of our businesses, we may not be able to maintain our current fee structure in that business, which could adversely affect our revenues and net income.

Our sole business is asset management. As a result, we may be more affected by trends and issues affecting the asset management business, such as industry-wide regulatory issues and inquiries, publicity about, and public perceptions of the industry and asset management industry market cycles, than other financial services companies that have more diversified businesses.

We May Not Be Able to Continue our Growth

Most of our recent growth is a result of strategic acquisitions. In the absence of other acquisition of the scale of our strategic transaction with Citigroup Inc. (“Citigroup”) and our acquisition of Permal Group Ltd. (“Permal”) in 2005, we may not be able to match our recent growth rates through internal growth. During the first nine months of the fiscal year ended March 31, 2008, we have not matched our growth rate. There may be any number of factors that reduce our future growth rate, potentially including any of the other factors discussed in these Risk Factors. Accordingly, there can be no assurance that we will be able to continue to grow our business, or that our asset managers will be able to maintain their investment or operating performance, at historical levels or at currently anticipated levels.

If We Are Unable to Maintain our Fee Levels or If Our Asset Mix Changes, our Revenues and Margins Could Be Reduced

Our profit margins and net income are dependent in part on our ability to maintain current fee levels for the products and services that our asset managers offer. There has been a trend toward lower fees in some segments of the asset management industry, and no assurances can be given that we will be able to maintain our current fee structure. Competition could lead to our asset managers reducing the fees that they charge their clients for products and services. See “Competition in the Asset Management Industry Could Reduce our Revenues and Net Income.” In addition, our asset managers may be required to reduce their fee levels, or restructure the fees they charge, because of, among other things, regulatory initiatives or proceedings that are either industry-wide or specifically targeted or court decisions. For example, several firms in the mutual fund business have agreed to reduce the management fees that they charge registered mutual funds as part of regulatory settlements. A reduction or other change in the fees that our asset managers charge for their products and services will reduce our revenues and could reduce our net income.

Our assets under management can generate very different revenues per dollar of managed assets based on factors such as the type of asset managed – equity assets generally produce greater revenues than fixed income assets, the type of client – institutional clients generally pay lower fees than other clients, the type of asset management product or service provided and the fee schedule of the asset manager providing the service. A shift in the mix of our assets under management from higher revenue-generating assets to lower revenue-generating assets may result in a decrease in our revenues even if our aggregate level of assets under management remains unchanged or increases. A decrease in our revenues, without a commensurate reduction in expenses, will reduce our net income. We experienced such a shift in the mix of our assets under management to a modest extent during certain of the quarters in fiscal year 2007. In the first nine months of fiscal year ended March 31, 2008, we experienced such a shift to a greater extent as our equity assets under management declined from 35% to 32% of our total assets under management from March 31, 2007 to December 31, 2007. A decrease in our revenues, without a commensurate reduction in expenses, will reduce our net income.

We May Engage in Strategic Transactions That Could Create Risks

As part of our business strategy, we regularly review, and from time to time have discussions with respect to potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions, some of which may be material. There can be no assurance that we will find suitable candidates for strategic transactions at acceptable prices, have sufficient capital resources to accomplish our strategy, or be successful in entering into agreements for desired transactions. In addition, these transactions typically involve a number of risks and present financial, managerial and operational challenges, including:

•	adverse effects on our reported earnings per share in the event acquired intangible assets or goodwill become impaired;

•	existence of unknown liabilities or contingencies that arise after closing; and

•	potential disputes with counterparties.

Acquisitions, including completed acquisitions, also pose the risk that any business we acquire may lose customers or employees or could under-perform relative to expectations. We could also experience financial or other setbacks if transactions encounter unanticipated problems, including problems related to execution or integration. Following the completion of an acquisition, we may have to rely on the seller to provide administrative and other support, including financial reporting and internal controls, to the acquired business for a period of time. There can be no assurance that the seller will do so in a manner that is acceptable to us.

The acquisition of Citigroup’s asset management business (the “CAM business”) gave rise to all of the risks discussed above. Although the integration of the CAM business is substantially complete, unanticipated difficulties or costs related to the business or integration may still arise. In addition, there is no assurance that we will continue to receive the expected benefits of the CAM acquisition, including expected resulting cost savings. If we are unable to retain the key asset management personnel of the former CAM business, or the business’ client relationships and managed assets, it could adversely affect our business. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our net income.

Strategic transactions typically are announced publicly even though they may remain subject to numerous closing conditions, contingencies and approvals and there is no assurance that any announced transaction will actually be consummated. The failure to consummate an announced transaction could have an adverse effect on us. Future transactions may also further increase our leverage or, if we issue equity securities to pay for acquisitions, dilute the holdings of our existing stockholders.

Regulatory Matters May Negatively Affect our Business and Results of Operations

Our business is subject to regulation by various regulatory authorities that are charged with protecting the interests of our clients. We could be subject to civil liability, criminal liability, or sanction, including revocation of our subsidiaries’ registrations as investment advisers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business, if we violate such laws or regulations. Any such liability or sanction could have a material adverse effect on our financial condition, results of operations, and business prospects. In addition, the regulatory environment in which we operate frequently changes and has seen significant increased regulation in recent years. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Our business and results of operations can also be adversely affected by Federal, state and foreign regulatory issues and proceedings.

Our broker-dealer subsidiaries and many of our foreign subsidiaries are subject to net capital or liquidity rules and requirements, which mandate that they maintain certain levels of capital. A significant operating loss or extraordinary charge against net capital may adversely affect the ability of these subsidiaries to expand or even maintain their present levels of business.

If our Reputation Is Harmed, We Could Suffer Losses In our Business, Revenues and Net Income

Our business depends on earning and maintaining the trust and confidence of clients and other market participants, and the resulting good reputation is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage our reputation, even if they are baseless or satisfactorily addressed. Any damage to our reputation could impede our ability to attract and retain clients and key personnel, and lead to a reduction in the amount of our assets under management, any of which could have a material adverse effect on our revenues and net income.

Failure to Properly Address Conflicts of Interest Could Harm our Reputation, Business and Results of Operations

As we have expanded the scope of our businesses and our client base, we must continue to address conflicts between our interests and those of our clients. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. We have procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our revenues or net income.

Our Business Involves Risks of Being Engaged in Litigation and Liability That Could Increase our Expenses and Reduce our Net Income

Many aspects of our business involve substantial risks of liability. In the normal course of business, our asset managers have been named as defendants or co-defendants in lawsuits seeking substantial damages. We are also involved from time to time in governmental and self-regulatory agency investigations and proceedings. Similarly, the investment funds that our asset managers manage are subject to lawsuits and governmental and self-regulatory investigations and proceedings, any of which could harm the investment returns or reputation of the applicable fund or result in our asset managers being liable to the funds for any resulting damages. There has been an increased incidence of litigation and regulatory investigations in the asset management industry in recent years, including customer claims as well as class action suits seeking substantial damages.

Insurance May Not Be Available on a Cost Effective Basis to Protect us From Liability

We face the inherent risk of liability related to litigation from clients, third party vendors or others and actions taken by regulatory agencies. To help protect against these potential liabilities, we purchase insurance in amounts, and against risks, that we consider appropriate. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide us with coverage or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Over the last several years, insurance expenses have increased significantly and we expect further increases to be significant going forward. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.

Failure to Comply With Contractual Requirements or Guidelines Could Result in Liability and Loss Of Assets Under Management, Both of Which Could Cause our Net Income to Decline

The asset management contracts under which we manage client assets, including contracts with investment funds, often specify guidelines or contractual requirements that we are obligated to observe in providing asset management services. A failure to comply with these guidelines or requirements could result in damage to our reputation, liability to the client or the client reducing its assets under our management, any of which could cause our revenues and net income to decline.

Loss of Key Personnel Could Harm our Business

We are dependent on the continued services of a number of our key asset management personnel and our management team, including our Chief Executive Officer. The loss of any of such personnel without adequate replacement could have a material adverse effect on us. Moreover, since certain of our asset managers contribute significantly to our revenues and net income, the loss of even a small number of key personnel at these businesses could have a disproportionate impact on our overall business. Additionally, we need qualified managers and skilled employees with asset management experience in order to operate our business successfully. The market for experienced asset management professionals is extremely competitive and is increasingly characterized by the movement of employees among different firms. Due to the competitive market for asset management professionals and the success of some of our employees, our costs to attract and retain key employees are significant and will likely increase over time. From time to time we may work with key employees to revise revenue sharing and other employment-related terms to reflect current circumstances. In addition, since the investment track record of many of our products and services is often attributed to a small number of individual employees, and sometimes one person, the departure of one or more of these employees could cause the business to lose client accounts or managed assets, which could have a material adverse effect on our results of operations and financial condition. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations and financial results would be materially adversely affected.

Our Business is Subject to Numerous Operational Risks

We must be able to consistently and reliably obtain securities pricing information, process client and investor transactions and provide reports and other customer service to our clients and investors. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. If any of our financial, portfolio accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. In addition, our operations are dependent upon information from, and communications with, third parties, and operational problems at third parties may adversely affect our ability to carry on our business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that have a security impact. If one or more of such events occur, it potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to spend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against fully or not fully covered through any insurance that we maintain.

We depend on our headquarters, the offices of our subsidiaries and our operations centers for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our asset managers, or an event disrupting the ability of our employees to perform their job functions, including terrorist attacks or a disruption involving electrical communications, transportation or other services used by us or third parties with whom we conduct business, directly affecting our headquarters, the offices of our subsidiaries or our operations centers may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

Potential Impairment of Goodwill and Intangible Assets Could Increase Our Expenses and Reduce our Assets

Determining goodwill and intangible assets, and evaluating them for impairment, requires significant management estimates and judgment, including estimating value and assessing life in connection with the allocation of purchase price in the acquisition creating them. Our goodwill and intangible assets may become impaired as a result of any number of factors, including losses of investment management contracts or declines in the value of managed assets. Any impairment of goodwill or intangibles could have a material adverse effect on our results of operations.

Our Leverage May Affect our Business and May Restrict our Operating Results

At December 31, 2007, on a consolidated basis, we had approximately $1.5 billion in total indebtedness and total equity of $7.0 billion, and our goodwill and intangible assets were $2.6 billion and $4.4 billion, respectively. As of December 31, 2007, after giving effect to sale of our 2.5% Senior Convertible Notes due 2015, we had an aggregate consolidated indebtedness outstanding of approximately $2.8 billion and $500 million available under our revolving credit agreement, subject to certain conditions. As a result of this substantial indebtedness, we are required to use a significant portion of our cash flow to service principal and interest on our debt, which will limit the cash flow available for other desirable business opportunities. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date. We may also incur additional indebtedness in the future and, in this regard, have available credit facilities that are not currently being utilized.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance, our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

The level of our indebtedness could:

•	limit cash flow available for general corporate purposes due to the ongoing cash flow requirements for debt service;

•

limit our ability to obtain additional debt financing in the future or to borrow under our existing credit facilities (several of our debt facilities require that (i) our ratio of total debt to earnings before interest, taxes, depreciation and amortization not exceed 2.5 to 1 and (ii) our ratio of earnings before interest, taxes, depreciation and amortization to total cash interest payments on all debt exceeds 4 to 1);

•	limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

•	subject us to covenants that limit our flexibility; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Performance-Based Fee Arrangements May Increase the Volatility of our Revenues

A portion of our investment advisory and related fee revenues is derived from performance fees. Our asset managers earn performance fees under certain client agreements if the investment performance in the portfolio meets or exceeds a specified benchmark. If the investment performance does not meet or exceed the investment return benchmark for a particular period, the asset manager will not generate a performance fee for that period and, if the benchmark is based on cumulative returns, the asset managers’ ability to earn performance fees in future periods may be impaired. Our performance fees have generally increased as a result of the November 2005 acquisition of Permal, which can earn substantial performance fees. Performance fees may become more common in our industry. An increase in performance fees, or in performance-based fee arrangements with our clients, could create greater fluctuations in our revenues.

We Are Exposed to a Number of Risks Arising From our International Operations

Our asset managers operate in a number of jurisdictions outside of the United States on behalf of international clients. We have offices in numerous countries and many proprietary funds that are domiciled outside the United States. Our international operations require us to comply with the legal requirements of foreign jurisdictions, expose us to the political consequences of operating in foreign jurisdictions and subject us to expropriation risks, expatriation controls and potential adverse tax consequences which, among other things, make it more difficult to repatriate to the United States the cash that we generate outside the U.S. Our foreign business operations are also subject to the following risks:

•	difficulty in managing, operating and marketing our international operations;

•	fluctuations in currency exchange rates which may result in substantial negative effects on assets under management and revenues; and

•	significant adverse changes in foreign legal and regulatory environments.

We Rely on Third Parties to Distribute our Mutual Funds and Certain Other Products

In the transaction in which we acquired the CAM business, we transferred our retail securities brokerage and capital markets businesses to Citigroup. Prior to the closing of the transaction, our retail securities brokerage business had been the primary retail distributor of the Legg Mason Funds and both our retail brokerage and our capital markets businesses had distributed a number of our other asset management products and services. As a result of the transaction, we must utilize third party distributors for many of our asset management products and services, which may expose us to risks resulting from the fact that we do not control the distributors. For example, we must compensate the distributors for selling our products and services in amounts that are agreed between them and us but which, in many cases, are largely determined by the distributor. In addition, these distributors generally offer their clients various investment products and services, including proprietary products and services, in addition to and in competition with our products and services.

Pursuant to a Global Distribution Agreement we entered with Citigroup, Citigroup has agreed to distribute certain of our asset management products and services, including the Legg Mason Funds and the Legg Mason Partners Funds, through its various distribution businesses, and we have agreed that, subject to a few exceptions, Citigroup’s retail securities brokerage will be the exclusive retail distributor of the Legg Mason Funds that are managed by Legg Mason Capital Management for a period of up to three years. The CAM business has historically relied upon Citigroup’s distribution businesses to be the primary distributor of its products and services, and we expect this reliance to continue for some time despite the fact that CAM is no longer under common ownership with the distributors. The majority of the aggregate assets managed by our Managed Investments division were distributed through Citigroup’s various distribution businesses. While the Citigroup and other distributors are compensated for distributing our products and services, there can be no assurances that we will be successful in distributing the Legg Mason Funds and our other products and services, including those managed or offered by ClearBridge and other former CAM businesses, through Citigroup’s distributors, that we will be successful in distributing our products and services through other third party distributors, or that the transfer of our retail securities brokerage and capital markets businesses will not have an adverse effect on our ability to distribute, or the costs of distributing, our products and services. If we are unable to distribute our products and services successfully, it will adversely affect our revenues and net income, and any increase in distribution related expenses could adversely affect our net income.

Distribution fees paid to mutual fund distributors in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940 (“Rule 12b-1”) are a critical element in the distribution of a number of the mutual funds that we manage. There have been suggestions from regulatory agencies and other industry participants that Rule 12b-1 distribution fees in the mutual fund industry should be reconsidered and, potentially, reduced or eliminated. We believe that distribution related fees paid to financial advisors will remain a key element in the mutual fund industry. However, an industry-wide reduction or restructuring of Rule 12b-1 distribution fees could have a material adverse effect on our ability to distribute certain of the mutual funds we sponsor and, potentially, on our revenues and net income.

Our Entry into the Funds-of-Hedge Funds Business has Created a Number of Risks

Permal operates in the international funds-of-hedge funds business, a portion of the asset management business in which we had not been engaged before we acquired Permal. The funds-of-hedge funds business and Permal have both grown rapidly over the last several years, and no assurances can be given that this growth will continue or these growth rates will be maintained. The funds-of-hedge funds business typically involves clients being charged fees on two levels — at the funds-of-funds level and at the underlying funds level. These fees may include management fees and performance fees. There is no assurance that this fee structure will continue to be acceptable to investors, that Permal will not be forced to change its fee structures by competitive or other pressures or that Permal’s fee structures will not hamper its growth. In addition, Permal may generate significant performance fees from time to time, which could increase the volatility of our revenues. See “Performance-Based Fee Arrangements May Increase the Volatility of our Revenues.” Because Permal operates in the funds-of-hedge funds business globally, it is exposed to a number of regulatory authorities and requirements in different jurisdictions.

Risk Factors Related to the Notes

The Notes are effectively subordinated to all of our existing and future secured debt (to the extent of the value of the assets securing that debt.

The Notes are not secured by any of our assets. In the event we default on any of our secured debt, including borrowings under our existing credit facility, or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the Notes. Accordingly, upon an acceleration of the Notes in the event of default, there may be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full.

As of December 31, 2007, after giving effect to the offering of the Notes and the contemplated use of proceeds therefrom, we would have had approximately $2.8 billion of indebtedness outstanding, including $1.7 billion of senior indebtedness.

There are no restrictive covenants in the indenture for the Notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our existing or future subsidiaries. We, therefore, may incur additional debt, including secured indebtedness that would be effectively senior to the Notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our existing or future debt, including the Notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the Notes and may affect the price of the Notes and make them more difficult to resell.

The ability of holders of the Notes to convert the Notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the Notes as described under “Description of the Notes—Conversion Rights” is satisfied during a fiscal quarter, holders may convert the Notes only during the subsequent fiscal quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert Notes do not occur, holders would only be able to convert their Notes during the period from and including July 15, 2014 to the close of business on the second business day preceding the final maturity date.

Because the Notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes and could limit amounts payable upon conversion of the Notes. Holders who receive common stock upon conversion of the Notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your Notes as a result of such fundamental change.

If you convert Notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate applicable to your Notes, as described under “Description of the Notes—Adjustment to Conversion Upon a Make Whole Event.” While these increases in the applicable conversion rate are designed in part to compensate you for the lost option time value of your Notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under “Description of the Notes—Adjustment to Conversion Upon a Make Whole Event” there will not be a whole premium. In addition, the make whole premium provisions of the indenture governing the Notes may be deemed an economic penalty and, thus, may be deemed unenforceable.

Because your right to require repurchase of the Notes is limited, the trading price of the Notes may decline if we enter into a transaction that does not constitute a fundamental change under the indenture.

The term “fundamental change” under the indenture is limited and may not include every event that might harm our economic condition, cause the trading price of the Notes to decline or result in a downgrade of the credit rating of the Notes. The term “fundamental change” does not apply to transactions in which 90% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Repurchase at Option of the Holder Upon Fundamental Change.”

If you hold Notes, you are not entitled to any rights with respect to our common stock until conversion, but you are subject to all changes made with respect to our common stock.

If you hold Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your Notes and in limited cases under the anti-dilution adjustments applicable to the Notes. For example, in the event that an amendment is proposed to our restated charter or by-laws which requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the Notes and delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase Notes when required under the terms of the Notes.

Holders of Notes may require us to purchase for cash all or a portion of their Notes upon the occurrence of certain specific kinds of fundamental change events. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the Notes on any date that we would be required to do so under the terms of the Notes.

Agreements relating to our indebtedness might contain provisions prohibiting the redemption or repurchase of the Notes or provide that a change in control constitutes an event of default. If a fundamental change or specified trigger event occurs at a time when we are prohibited from purchasing or redeeming the Notes, we could seek the consent of our lenders to purchase or redeem the Notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the Notes. Our failure to purchase tendered Notes or to redeem the Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. The term “fundamental change” under the indenture is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term fundamental change does not apply to transactions in which 90% of the consideration paid for our common stock in a merger or similar transaction is publicly-traded common stock. Our obligation to offer to purchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

You should consider the U.S. federal income tax consequences of a conversion of the Notes.

The U.S. federal income tax treatment of the conversion of the Notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of Notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of a conversion of the Notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and delivery of common stock on the Notes. See “Certain U.S. Federal Income Tax Considerations” for more details.

The convertible note hedge and warrant transactions may affect the value of the Notes and our common stock.

In connection with the sale of the Notes, we entered into a convertible note hedge transaction with the Hedge Providers. This transaction is expected but is not guaranteed to reduce the potential dilution upon conversion of the Notes. We also entered into a warrant transaction with the Hedge Providers. We used approximately $297.5 million of the proceeds of the sale of the Notes to fund the cost of the convertible note hedge transaction. We received approximately $214.4 million in proceeds from the warrant transaction. In connection with hedging these transactions, the Hedge Providers may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the Notes (including during any conversion reference period related to a conversion of Notes). The Hedge Providers are likely to modify their hedge positions from time to time prior to conversion or maturity of the Notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging.

In particular, we intend to exercise options we hold under the convertible note hedge transaction whenever Notes are converted. In order to unwind their hedge position with respect to those exercised options, the Hedge Providers expect to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted Notes.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. The Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Notes. We have no plans to list the Notes on a securities exchange or to include the Notes in any automated quotation system. Although the Notes initially sold to qualified institutional buyers are eligible for trading on the Nasdaq Global Select Market’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages,” the Notes resold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market for the Notes may not develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

The conditional conversion feature of the Notes could result in you being unable to convert your Notes until near the time of maturity or you receiving less than the value of the common stock into which a note is convertible.

The Notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes until the period from, and including, July 15, 2014 to the close of business on the second business day preceding the maturity date, and until such time, you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

Changes in our credit rating or the credit and equity markets could adversely affect the price of the Notes.

The trading price for the Notes will be based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually monitor and periodically revise their ratings for the companies that they follow, including us. Credit rating agencies may not maintain their ratings on our long-term debt. These ratings affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the Notes.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the Notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indentures governing the Notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of Notes.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. All or a portion of the amounts payable upon conversion of the Notes may, at our election, be paid in cash rather than in the form of shares of common stock. Any sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common stock.

MARKET PRICES AND DIVIDEND POLICY

Our common stock trades on the New York Stock Exchange under the symbol “LM.” There were approximately 2,010 registered holders of our common stock as of March 31, 2008. The table below sets forth the high and low sales prices of our common stock as reported for New York Stock Exchange Composite Transactions and the quarterly cash dividends declared per share of our common stock during the periods indicated.*

	PRICE RANGE		CASH DIVIDENDS DECLARED
	LOW	HIGH
2004
Quarter Ended:
June 30, 2004	$55.67	$66.40	$0.10
September 30, 2004	$48.95	$60.84	$0.15
December 31, 2004	$52.48	$73.70	$0.15
2005
Quarter Ended:
March 31, 2005	$68.10	$85.07	$0.15
June 30, 2005	$69.82	$108.14	$0.15
September 30, 2005	$99.75	$118.02	$0.18
December 31, 2005	$100.00	$126.33	$0.18

2006
Quarter Ended:
March 31, 2006	$116.60	$139.00	$0.18
June 30, 2006	$92.07	$127.47	$0.18
September 30, 2006	$81.05	$102.73	$0.21
December 31, 2006	$84.40	$105.88	$0.21
2007
Quarter Ended:
March 31, 2007	$93.16	$110.17	$0.21
June 30, 2007	$92.82	$106.36	$0.24
September 30, 2007	$76.80	$103.09	$0.24
December 31, 2007	$68.35	$88.20	$0.24
2008
Quarter Ended:
March 31, 2008	$51.51	$75.32	$0.24

*	Adjusted for all stock splits.

See the cover page for the closing price for our common stock on the New York Stock Exchange on April 23, 2008.

Our board of directors currently intends to continue to pay regular quarterly cash dividends; however, the declaration and payment of future dividends will be determined by our board of directors in its sole discretion. Our board’s decision will depend upon our earnings, financial condition and capital needs and other factors that the board of directors deems relevant.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each period indicated is set forth in the following table:

	For the Year Ended March 31,					For the Nine Months Ended December 31, 2007
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	4.0	6.7	9.8	11.6	11.0	11.8

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” consist of our consolidated income from operations before income taxes and fixed charges and (ii) “fixed charges” consist of interest expense, excluding interest on uncertain tax positions, included in earnings and the portion of rental expense representing interest.

DESCRIPTION OF THE NOTES

The Notes were issued under an indenture between Legg Mason, Inc. and The Bank of New York, dated as of January 31, 2008. Terms used but not defined herein have the meanings assigned to such terms in the indenture.

When we refer to “Legg Mason, Inc.,” “Legg Mason,” “we,” “our” or “us” in this description of the Notes, we refer only to Legg Mason, Inc. and not its subsidiaries. For purposes of this description of the Notes, references to “you” mean the holders of the Notes.

For purposes of this description of the Notes, references to the payment of interest include the payment of additional interest, if any, accrued pursuant to the terms of the indenture and the registration rights agreement, unless otherwise specified.

Brief Description of the Notes

The Notes:

•	are initially limited to $1.25 billion aggregate principal amount;

•	bear interest at a rate of 2.50% per year, accruing from the date the Notes were first issued and payable semiannually in arrears, on January 15 and July 15 of each year, commencing on July 15, 2008;

•

are general senior unsecured obligations, ranking equally in right of payment with all of our other unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the Notes;

•

are convertible by you at any time on or prior to the second business day preceding the maturity date, (a) beginning July 15, 2014 and (b) prior to July 15, 2014 only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into cash and, if applicable, shares of our common stock initially based on a conversion rate of 11.3636 shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $88.00 per share;

•

are subject to repurchase by us at your option if a fundamental change occurs, at a fundamental change repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, as set forth under “—Repurchase at the Option of the Holder Upon a Fundamental Change”; and

•	are due on January 15, 2015, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

The Notes were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes are shown on, and transfers of beneficial interests in the Notes are effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances as described under “—Form, Denomination and Registration—Certificated Notes.” For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration—Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency, which will initially be the office or agency of the trustee in New York City.

A holder of the Notes may not sell or otherwise transfer the Notes or shares of our common stock issuable upon conversion of the Notes except in compliance with the provisions of the registration rights agreement and as set forth below under “Transfer Restrictions.”

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that such differences do not cause the additional Notes to constitute a different class of securities than the Notes for U.S. federal income tax purposes; and provided further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered to the initial purchasers and any additional Notes rank equally and ratably and are treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest to, but not including, the maturity date. With respect to global Notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest will be payable on the maturity date at our office or agency, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes bear interest at a rate of 2.50% per year. Interest has accrued from and including the date any of the Notes were first issued under the Indenture or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but not including, the next interest payment date or the maturity date, as the case may be. We will pay interest in cash semiannually, in arrears on January 15 and July 15 of each year, commencing on July 15, 2008, to holders of record at 5:00 p.m., New York City time, on the preceding January 1 and July 1, respectively. However, we will not pay accrued interest on any Notes when they are converted, except as described under “—Conversion Rights.”

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•

any certificated Notes having a principal amount of less than $5,000,000, by check mailed to the holders of those Notes; provided that, at maturity, interest will be payable as described under “—Payment at Maturity;” and

•

any certificated Notes having a principal amount of $5,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes who have duly delivered notice of such election and applicable wire instructions to the trustee at least five business days prior to the relevant interest payment date; provided that, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

Conversion Rights

Unless we have previously repurchased the Notes, you have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 at the conversion rate only if the conditions for conversion described below are satisfied. Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in cash, with any remaining amount to be satisfied, at our option, in cash or shares of our common stock, or a combination thereof, as described under “—Settlement Upon Conversion”.

The initial conversion rate is 11.3636 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $88.00 per share). The conversion rate is subject to adjustment as described under “—Conversion Rate Adjustments.” The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Your right to convert any Notes may be exercised at any time on or prior to the close of business on the second business day immediately preceding the maturity date (a) beginning July 15, 2014 and (b) prior to July 15, 2014 only under the following circumstances:

(1) on any date during any fiscal quarter beginning after March 31, 2008 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) if we distribute to all or substantially all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(3) if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value (as determined in good faith by our board of directors) exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(4) if we are a party to a specified business combination that does not constitute a fundamental change as described in more detail below under “—Conversion Upon Specified Corporate Transactions;”

(5) during a specified period if a fundamental change or a make whole event occurs, as described in more detail below under “—Conversion Upon a Fundamental Change” and “—Conversion Upon a Make Whole Event;” or

(6) if more than $250 million principal amount of the Notes are not KKR Notes (as defined below), then during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price (as defined below) for $1,000 principal amount of the Notes for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition.”

“KKR Notes” means any Notes held by (i) KKR, (ii) any Affiliate of KKR, or (iii) any other person to the extent that such person holds such Notes in connection with providing KKR or any Affiliate of KKR with long economic exposure to the Notes. Capitalized terms used in this definition but not otherwise defined in this Description of Notes have the meanings ascribed to such terms in the Note Purchase Agreement.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes. Accrued and unpaid interest to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert your Notes after the record date for an interest payment but prior to the corresponding interest payment date, the record holder on such record date will receive the accrued and unpaid interest on the corresponding interest payment date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•

if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your Notes following the record date immediately preceding the maturity date of the Notes; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Conversion Upon Specified Corporate Transactions

Certain Distributions

You have the right to convert your Notes if we:

•

distribute to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution; or

•

distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value (as determined in good faith by our board of directors) exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution; provided, however, that for the avoidance of doubt, a distribution of our common stock for the purpose of effecting a subdivision of our common stock will not entitle you to convert your Notes.

We will notify you at least 20 calendar days prior to the ex-date for such distribution. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-date or any announcement by us that such distribution will not take place. You may not convert any of your Notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Notes at the same time that common stockholders participate as if you had held a number of shares of our common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of the Notes you hold.

The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading.

Certain Business Combinations

You also have the right to convert your Notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change”), in each case pursuant to which our common stock would be converted into cash, securities and/or other property. We will notify you at least 20 calendar days prior to the anticipated effective date of such consolidation, merger, binding share exchange or sale or conveyance. In such event, you have the right to convert your Notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your Notes during this period, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your Notes solely into common stock immediately prior to the transaction at the then applicable conversion rate, except that the provisions under “—Settlement Upon Conversion” shall continue to apply following any such transaction, with the daily conversion values based on the consideration received in such transaction.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change”) occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change that we know, or reasonably should know, will occur at least 15 calendar days prior to such date.

If you have submitted any Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes submitted for repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If the Notes submitted for repurchase are in global form, you must comply with applicable DTC withdrawal procedures.

Conversion Upon a Make Whole Event

If a make whole event (as defined under “—Adjustment to Conversion Rate Upon a Make Whole Event”) occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the make whole event until 5:00 p.m., New York City time, on the make whole termination date (as defined under “—Adjustment to Conversion Rate Upon a Make Whole Event”). We will notify you of the anticipated effective date of any make whole event at least 20 calendar days prior to such date. As described under “—Adjustment to Conversion Rate Upon a Make Whole Event,” the conversion rate for the Notes may be increased for conversions in connection with a make whole event.

Conversion Upon Satisfaction of Trading Price Condition

If more than $250 million principal amount of the Notes are not KKR Notes, you may surrender your Notes for conversion prior to maturity during the five business-day period immediately following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our common stock for each day during such five-day trading period and the then current conversion rate. We refer to this condition as the “trading price condition.”

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer then, for purposes of the trading price condition only, the trading price of $1,000 principal amount of the Notes will be deemed to be less than 98% of the applicable conversion rate of the Notes multiplied by the closing sale price of our common stock on such determination date.

The trustee will determine the trading price of the Notes upon our written request. We will have no obligation to make that request unless a holder of Notes provides us with reasonable written evidence that the trading price of $1,000 principal amount of the Notes would be less than 98% of the product of the closing sale price of our common stock and the then current conversion rate and requests that we do so. If a holder provides such evidence and request, we will instruct the trustee to determine the trading price of the Notes on the next trading day and for each following trading day until the minimum trading price threshold is exceeded.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s then applicable procedures and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice (which notice is irrevocable) and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 40 trading days during the conversion observation period (as defined below).

The “conversion observation period” means the 40 consecutive trading day period:

•

with respect to a conversion date occurring during the period beginning on the 44th scheduled trading day preceding the maturity date and ending on the close of business on the second business day immediately preceding the maturity date, beginning on the 42nd scheduled trading day preceding the maturity date; and

•	in all other cases, beginning on the third scheduled trading day following the related conversion date.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the 40 trading days during the conversion observation period, shall consist of:

•	cash equal to the lesser of $25 and the daily conversion value (as defined below); and

•

to the extent the daily conversion value exceeds $25, a number of shares of our common stock (the “daily share amount”) equal to, (1) the difference between the daily conversion value and $25, divided by (2) the VWAP price (as defined below) of our common stock for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below, and appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion observation period.

The “daily conversion value” for any trading day equals  1/40th of:

•	the conversion rate in effect on that day, multiplied by

•	the VWAP price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on that day.

“Trading day” means a day during which (1) there is no market disruption event (as described below) and (2) the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, is open for trading. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange or market on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and, if not so traded, means a business day.

“Market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session, or (ii) the occurrence or existence for more than one-half-hour period in the aggregate on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“VWAP price” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LM.N <Equity> VWAP (or any successor thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, as determined by a nationally recognized investment banking firm retained for this purpose by us using a volume-weighted method).

Settlement in cash and shares of our common stock, if any, will occur on the third trading day following the final trading day of the conversion observation period (as defined above).

We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the final trading day of the conversion observation period.

By the close of business on the business day prior to the first scheduled trading day of the applicable conversion observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash with respect to the daily share amount that we will deliver in respect of each trading day in the applicable conversion observation period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage) and (iii) the VWAP price of our common stock for such trading day. The number of shares delivered in respect of each trading day in the applicable conversion observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the scheduled first trading day of the applicable conversion observation period, we must settle 100% of the daily share amount for each trading day in the applicable conversion observation period with shares of our common stock; provided that we will pay cash in lieu of fractional shares as described above.

Notwithstanding the foregoing, in the event of a fundamental change in which the consideration received by our stockholders consists entirely of cash, the conversion value will be calculated based solely on the amount of cash that holders of our common stock are entitled to receive in respect of each share of common stock upon such fundamental change. In such event, we will pay the holders in cash, as promptly as practicable but in any event not later than the third trading day following the surrender of Notes for conversion.

Conversion Rate Adjustments

General

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders may participate, as a result of holding the Notes, in any of the transactions described below, at the same time that common stockholders participate, without having to convert their Notes, as if they held a number of shares of our common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of the Notes they hold.

(1) If we issue shares of our common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X OS1 / OS 0

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1 =

the number of shares of our common stock outstanding immediately after the opening of business on such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them, for a period of not more than 45 calendar days from the distribution date of such distribution, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 X OS0 + X / OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash;

•

any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration under “—Conversion After Reclassifications and Business Combinations” below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / SP 0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value on the ex-dividend date for such distribution (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x FMV0 + MP 0 / MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If any dividend or other distribution consisting exclusively of cash is made to all or substantially all holders of our common stock, other than (i) regular quarterly cash dividends (as determined in good faith by our board of directors) that do not exceed $0.24 per share (the “initial dividend threshold”), and (ii) dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / SP 0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0 =	the closing sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend (as determined in good faith by our board of directors), the initial dividend threshold will be deemed to be zero.

An adjustment to the conversion rate made pursuant to this clause (4) will become effective on the ex-dividend date for such dividend or distribution.

Whenever the conversion rate is adjusted, the initial dividend threshold will be adjusted by multiplying such initial dividend threshold by a fraction, the numerator of which is the conversion rate prior to adjustment and the denominator of which is the conversion rate following such adjustment; and

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x AC + (SP1 x OS1) / SP1 x OS0

where,

CR0 =	the conversion rate in effect on immediately prior to the effective date of the adjustment;

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 =

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires excluding, to the extent applicable, any shares purchased pursuant to such tender offer or exchange offer; and

SP1 =	the closing sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split, share combination or decrease in the per share amount of regular, quarterly cash dividends or distributions).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

To the extent we adopt a stockholder rights plan, upon any conversion of the Notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan attached to such shares of common stock, unless prior to such conversion, the rights plan has terminated or expired, all the rights have been redeemed or the rights have separated from the common stock. There will be no adjustment to the conversion rate with respect to the adoption of any such rights plan and the distribution of the rights with respect to shares of common stock, unless the rights have separated from the common stock, in which case, the conversion rate will be adjusted pursuant to clause (3) above at the time of separation as if we distributed to all or substantially all holders of our common stock at that time the rights, subject to readjustment in the event of the expiration, termination or redemption of such rights.

There will be no adjustment to the conversion rate under clause (3) above (other than an adjustment for a spin-off) or clause (4) above in cases where the fair market value of assets, evidences of our indebtedness, assets or rights or warrants to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing sale price of the common stock over the ten consecutive trading day period ending on the business day immediately preceding the ex-date for such distribution, or

•	such average closing sale price exceeds the fair market value of such assets, indebtedness, rights, or warrants so distributed by less than $1.00.

In such cases, rather than being entitled to an adjustment in the conversion price, the holder of a Note will be entitled to receive upon conversion, in addition to the cash and the shares of common stock, if any, issuable upon conversion, the kind and amount of assets, indebtedness, rights or warrants comprising the distribution that such holder would have received if such holder had converted such Notes solely into our common stock based on the applicable conversion rate immediately prior to the ex-dividend date for such distribution.

Notwithstanding the foregoing, the applicable conversion rate will not be adjusted as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

We may from time to time, to the extent permitted by law, increase the conversion rate of the Notes by any amount. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (1) on each day from and after the 25th scheduled trading day prior to the maturity of the Notes, (2) in connection with a fundamental change from and including the 10th calendar day prior to the anticipated effective date of the fundamental change to the effective date of the fundamental change and (3) in connection with a make whole event from and including the 10th calendar day prior to the anticipated effective date of the make whole event to the make whole termination date (as defined under “—Adjustment to Conversion Rate Upon a Make Whole Event”).

If we adjust the conversion rate pursuant to the above provisions, we will provide notice to holders of the Notes either (1) by mail, (2) by electronic communication, or (3) by issuing a press release through Business Wire containing the relevant information and making this information available on our website or through another public medium as we may use at that time.

Conversions After Reclassification and Business Combinations

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination), or

•

consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, in each case, pursuant to which the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Note will, without the consent of any holders of the Notes, become convertible only into the consideration the holders of the Notes would have received if they had converted their Notes solely into our common stock based on the applicable conversion rate immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, except that the provisions above under “—Settlement Upon Conversion” shall continue to apply following any such transaction, with the daily conversion values based on the consideration received in such transaction; provided that the increase in the applicable conversion rate in connection with a make whole event (as defined below) shall no longer be in effect after the related make whole event termination date that we have specified as described under “—Adjustment to Conversion Rate Upon a Make Whole Event.” If holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration into which the Notes will be convertible in connection with such transaction will be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election; provided, however, that we will make adequate provision whereby the holders of the KKR Notes (if any) will have a reasonable opportunity to determine, to the same extent as the holders of our common stock may so elect, the form of consideration into which the KKR Notes, treated as a single class, will be convertible from and after the effective date of such transaction. We may not become a party to any such transaction unless its terms are materially consistent with the foregoing.

Adjustment to Conversion Rate Upon a Make Whole Event

If and only to the extent you elect to convert your Notes in connection with a make whole event, we will increase the conversion rate as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the make whole event becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such make whole event. If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such make whole event. We will notify you of the anticipated effective date of any make whole event that we know, or reasonably should know, will occur at least 15 calendar days prior to such date.

A “make whole event” will have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2) any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, other than any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(3) the termination of trading of our common stock, which will be deemed to have occurred if, for 30 consecutive trading days, our common stock or other common stock into which the Notes are convertible is not listed for trading on a U.S. national securities exchange or approved for quotation and trading on a national automated inter-dealer quotation system.

However, a make whole event will be deemed not to have occurred if at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (2) above consists of shares of common stock traded or to be traded immediately following such transaction on a U.S. national securities exchange or national automated inter-dealer quotation system and, as a result of the transaction or transactions, the Notes become convertible into such common stock and other applicable consideration, subject to the provisions set forth above under “—Settlement Upon Conversion.”

On or before the fifteenth calendar day after the occurrence of a make whole event, we will provide to all record holders of the Notes on the date of the make whole event at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, a written notice of the occurrence of the make whole event, the resulting adjustment to the conversion rate, and the “make whole termination date”, which shall be a date that is not less than 20 nor more than 35 calendar days after the date of the notice.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a make whole event if the conversion notice is received by the conversion agent following the effective date of the make whole event but before the close of business on the make whole termination date.

The number of additional shares in the table below will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments.” The stock prices set forth in the first column of the table below will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares per $1,000 principal amount of Notes by which the conversion rate shall be increased during the period that the Notes may be converted in connection with a make whole event, based on the effective date and stock price for the make whole event:

	Effective Date
Stock Price	January 15, 2008	January 15, 2009	January 15, 2010	January 15, 2011	January 15, 2012	January 15, 2013	January 15, 2014	January 15, 2015
$71.64	2.5950	2.5950	2.5950	2.5950	2.5950	2.5950	2.5950	2.5950
$75.00	2.3314	2.3767	2.4016	2.4095	2.3803	2.2780	2.0638	1.9697
$80.00	1.9976	2.0186	2.0173	1.9947	1.9302	1.7858	1.5069	1.1364
$85.00	1.7244	1.7270	1.7064	1.6617	1.5725	1.4011	1.0848	0.4011
$90.00	1.4992	1.4880	1.4534	1.3932	1.2879	1.1016	0.7716	0.0000
$95.00	1.3120	1.2907	1.2462	1.1756	1.0609	0.8692	0.5438	0.0000
$100.00	1.1553	1.1267	1.0756	0.9987	0.8795	0.6893	0.3813	0.0000
$120.00	0.7337	0.6936	0.6353	0.5561	0.4468	0.2957	0.0987	0.0000
$140.00	0.5008	0.4622	0.4103	0.3435	0.2582	0.1528	0.0400	0.0000
$160.00	0.3608	0.3277	0.2851	0.2323	0.1687	0.0965	0.0266	0.0000
$180.00	0.2705	0.2432	0.2093	0.1685	0.1213	0.0703	0.0211	0.0000

The exact stock price and effective date may not be set forth on the preceding table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•

if the stock price is in excess of $180.00 per share (subject to adjustment in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments”), no additional shares will be issued upon conversion;

•

if the stock price is less than $71.64 per share (subject to adjustment in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments”), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the number of shares issuable on conversion of any Notes exceed 13.9587 shares per $1,000 principal amount of Notes, such number of shares being subject to adjustment in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments;” provided, however that in no event will the number of shares issuable on conversion of any KKR Notes to the extent described in the following paragraph be so limited.

Notwithstanding the foregoing, if the holder of any KKR Notes converts such KKR Notes in connection with a make whole event described in clause (1) or (2) of the definition thereof on or prior to January 15, 2012, the number of additional shares per $1,000 principal amount of KKR Notes by which the conversion rate shall be increased during the period that such KKR Notes may be converted in connection with a make whole event will be as set forth in the following table, based on the effective date and stock price for the make whole event:

	Effective Date
Stock Price	January 15, 2008	January 15, 2009	January 15, 2010	January 15, 2011	January 15, 2012
$10.00	88.6364	101.4501	109.4364	109.4364	109.4364
$20.00	38.6364	45.0753	52.3434	59.4364	59.4364
$30.00	21.9697	26.2837	31.1560	36.6590	42.7697
$40.00	13.6364	16.8879	20.5624	24.7148	29.4072
$50.00	8.6364	11.2505	14.2062	17.5483	21.3272
$60.00	5.3030	7.4921	9.9688	12.7708	15.9407
$70.00	2.9221	4.8077	6.9421	9.3583	12.0934
$71.64	2.5950	4.4389	6.5264	8.8896	11.5649
$75.00	2.3314	3.7339	5.7314	7.9933	10.5545
$80.00	1.9976	2.7943	4.6721	6.7990	9.2079
$85.00	1.7244	1.9652	3.7374	5.7452	8.0199
$90.00	1.4992	1.4880	2.9066	4.8084	6.9638
$95.00	1.3120	1.2907	2.1632	3.9703	6.0190
$100.00	1.1553	1.1267	1.4941	3.2161	5.1686
$120.00	0.7337	0.6936	0.6353	0.8276	2.4760
$140.00	0.5008	0.4622	0.4103	0.3435	0.5529
$160.00	0.3608	0.3277	0.2851	0.2323	0.1687
$180.00	0.2705	0.2432	0.2093	0.1685	0.1213

The exact stock price and effective date may not be set forth on the preceding table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•

if the stock price is in excess of $180 per share (subject to adjustment in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments”), no additional shares will be issued upon conversion;

•

if the stock price is less than $10 per share (subject to adjustment in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments”), the number of additional shares will be such number of additional shares that would have been issued based on the effective date had the stock price been $10 (as so adjusted).

Repurchase at the Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the fundamental change repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The fundamental change repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the fundamental change repurchase date to the holder of record on the record date.

A “fundamental change” will have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2) the first day on which a majority of the members of our board of directors are not continuing directors; or

(3) the adoption by our stockholders of a plan relating to our liquidation or dissolution; or

(4) any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, other than:

(a) any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

(b) any transaction pursuant to which the holders of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(c) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(5) the termination of trading of our common stock, which will be deemed to have occurred if, for 30 consecutive trading days, our common stock or other common stock into which the Notes are convertible is not listed for trading on a U.S. national securities exchange or approved for quotation and trading on a national automated inter-dealer quotation system.

However, a fundamental change will be deemed not to have occurred if at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (4) above consists of shares of common stock traded or to be traded immediately following such transaction on a U.S. national securities exchange or national automated inter-dealer quotation system and, as a result of the transaction or transactions, the Notes become convertible into such common stock and other applicable consideration, subject to the provisions set forth above under “—Settlement Upon Conversion.”

“Continuing directors” means, as of any date of determination, any member of the board of directors who:

•	was a member of the board of directors on the date of the purchase agreement for the Notes described in this Description of Notes; or

•

was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election, which approval may be evidenced either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the fifteenth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The fundamental change repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 30 nor more than 45 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the fundamental change repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	the certificate numbers of the Notes to be repurchased, if they are in certificated form;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your fundamental change repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date by delivering a written notice of withdrawal to the paying agent. If a fundamental change repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the fundamental change repurchase notice. The withdrawal notice must state:

•	the certificate numbers of the Notes to be withdrawn, if they are in certificated form;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or whole multiples thereof.

Payment of the repurchase price for Notes for which a fundamental change repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the fundamental change repurchase price for the Notes will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Notes, together with necessary endorsements, as the case may be.

If the paying agent holds on the fundamental change repurchase date cash sufficient to pay the fundamental change repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the fundamental change repurchase date:

•

the Notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the fundamental change repurchase price upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule to or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

If you hold a beneficial interest in a global Note, you must comply with applicable DTC procedures to have your beneficial interest in the Notes repurchased in connection with a fundamental change, or to withdraw a beneficial interest from repurchase.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•

either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Legg Mason is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Legg Mason, and Legg Mason shall be discharged from its obligations and covenants, under the Notes and the indenture.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the repurchase price in respect of any Notes when due;

•

we fail to deliver cash and, if applicable, shares of our common stock (including any additional shares), upon the conversion of any Notes and such failure continues for ten business days following the scheduled settlement date for such conversion;

•	we fail to provide notice of a fundamental change or a make whole event on a timely basis as required in the indenture;

•

we fail to perform or observe any other term, covenant or agreement in the Notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, in accordance with the indenture;

•

a failure to pay when due (whether at stated maturity or otherwise) by Legg Mason or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission), after the expiration of any applicable grace period, of principal of indebtedness for borrowed money, where the amount of such unpaid principal and/or interest is in an aggregate amount in excess of $50 million or more (or its foreign currency equivalent), or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of Legg Mason or any of our “significant subsidiaries” in an aggregate amount in excess of $50 million (or its foreign currency equivalent), in each case if such indebtedness is not discharged and such acceleration is not rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•

a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance or subject to a binding indemnity from a financially responsible third party with resources sufficient to pay such indemnity obligation when due) rendered against Legg Mason or any significant subsidiary, which judgment is not discharged or the enforcement of which is not effectively stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our significant subsidiaries.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred and is continuing.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•

we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

•	the holder has given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer security or indemnity satisfactory to the trustee against any costs, liability and expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes.

Notwithstanding the foregoing, the indenture provides that, if we so elect, the sole remedy for an event of default relating to the failure to comply with the reporting and information delivery obligations in the indenture and/or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports) will, for the 270 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to:

•	0.25% of the principal amount of the Notes then outstanding over such portion of the first 90-day period immediately following such event of default during which we remain in default; and

•	0.50% of the principal amount of the Notes then outstanding over such portion of the 180-day period immediately following the 90th day after such event of default during which we remain in default.

If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting and information delivery obligations in the indenture and/or the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to, but not including, the 270th day thereafter (or such earlier date on which the event of default relating to such failure shall have been cured or waived) and will be payable in the same manner as additional interest accruing as a result of a registration default. On such 270th day (or earlier, if the event of default relating to such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;

•	our failure to convert any Notes into cash and, if applicable, shares of common stock as required by the indenture;

•	our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture whose modification would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	extend the maturity of any Notes;

•	reduce the rate or extend the time for payment of interest on any Notes;

•	reduce the principal amount of any Notes;

•	reduce any amount payable upon redemption or repurchase of any Notes;

•	impair the right of a holder to institute suit for payment of any Notes;

•	change the currency in which any Notes is payable;

•	change our obligation to repurchase any Notes upon a fundamental change in a manner adverse to the holders in any material respect;

•

except as required by the indenture, adversely affect the right of a holder to convert any Notes into cash and, if applicable, shares of our common stock in any material respect or reduce the number of shares of our common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the indenture; or

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•

provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	secure the Notes, including provisions regarding the circumstances under which collateral may be released or substituted;

•

evidence the succession of another person to us or successive successions, and provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the Notes;

•

make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	increase the conversion rate in accordance with the indenture;

•	comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	add or provide for the guarantees of obligations under the Notes or additional obligors on the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture;

•

make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act of 1933 as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;

•	provide for a successor trustee; and

•	make any other change that does not materially adversely affect the rights of any holder.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture.

Reports

The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 will be filed with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission. Documents filed by us with the Securities and Exchange Commission via the EDGAR system will be deemed filed with the trustee as of the time of such documents are filed via EDGAR.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information

We will furnish to the holders or beneficial holders of the Notes or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act of 1933 until such time as such securities are no longer “Registrable Securities” as defined in the registration rights agreement.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Registration

The Notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes are evidenced by one or more global Notes. We will deposit the global Notes with the trustee as custodian for DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected and settled in accordance with DTC rules and procedures.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Notes. Except as provided below, owners of beneficial interests in a global Note:

•	are not entitled to have certificates registered in their names;

•	will not receive physical delivery of certificates in definitive registered form; and

•	will not be considered holders of the global Notes.

We will pay principal of, premium, if any, and interest on, and the redemption price and the repurchase price of, a global Notes to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent are responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•

we notify the trustee to cause the issuance of certificated notes, subject to DTC’s procedures, at our option or at the request of the holders of the KKR Notes in connection with the exercise of their right (1) to elect the form of consideration to be received on conversion following certain transactions as described under “—Conversions After Reclassification and Business Combinations,” or (2) to convert such KKR Notes in connection with a make whole event as described under “—Adjustment to Conversion Rate Upon a Make Whole Event”; or

•	certain other events provided in the indenture shall occur.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.10 per share, and 4,000,000 shares of preferred stock, par value $10.00 per share. As of March 31, 2008, we had 138,555,367 shares of common stock and 1.3650 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to:

•	one vote per share on matters to be voted upon by the stockholders;

•	receive dividends out of funds legally available for distribution when and if declared by our board of directors; and

•

share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after provisions for distributions to the holders of any preferred stock.

We may not pay any dividend (other than in shares of our common stock) or make any distributions of assets on shares of our common stock until cumulative dividends on any preferred stock then outstanding have been paid.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable.

The holders of our common stock do not have cumulative voting rights. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. Our By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, Charlotte, North Carolina.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of preferred stock that are redeemed or are converted to common stock are restored to the status of authorized and unissued shares of preferred stock issuable in series by our board of directors.

On May 26, 2000, we issued one special voting share of preferred stock in connection with our acquisition of Perigee Inc. This special voting share provides the holders of exchangeable shares of our subsidiary, Legg Mason Canada Holdings Ltd., with substantially the same voting rights as the holders of our common stock. The special voting share has a number of votes, which may be cast at a Legg Mason stockholders’ meeting, equal to the number of exchangeable shares outstanding. As of March 31, 2008, there were 1,983,572 exchangeable shares outstanding.

On December 1, 2005, we issued 13.346632 shares of non-voting convertible preferred stock in connection with our acquisition of substantially all of Citigroup Inc.’s (“Citigroup”) asset management business. The non-voting convertible preferred shares are entitled to receive the same dividends (on an as-converted basis) as those paid on our common stock and convert automatically upon transfer to an entity that is not an affiliate of Citigroup into an aggregate of 13,346,632 shares of our common stock. As of March 31, 2008, there were .3650 shares of non-voting convertible preferred stock outstanding.

Our board of directors has the authority, under our Articles of Incorporation, to classify or reclassify any unissued preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Two-Tier Business Combination Provisions

Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of our assets. Our Articles of Incorporation require the affirmative vote of not less than 70% of our then outstanding voting shares to approve any “business combination” of us with any “Related Person” unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of our voting stock, including any affiliate or associate of such person or entity. The term “business combination” is defined to include a wide variety of transactions between us and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of our consolidated assets.

However, if the Related Person pays a “fair price” to our stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under our Articles of Incorporation, the “fair price” must be at least equal to the greater of:

•	the highest price paid or agreed to be paid by the Related Person to purchase shares of our common stock during the 24-month period prior to the taking of such vote; or

•	the highest market price of the common stock during the 24-month period prior to the taking of such vote; or

•	the per share book value of our common stock at the end of the calendar quarter immediately preceding the taking of such vote.

In addition, the “fair price” consideration to be received by our stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of our common stock.

The special voting provisions are not applicable to a business combination authorized by our board of directors by a vote which includes a majority of our “Disinterested Directors”. A Disinterested Director is defined to include any member of our board of directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on our board of directors.

Our special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal was proposed by our board of directors by a vote which includes a majority of the Disinterested Directors.

The business combination provisions under our Articles of Incorporation could have the effect of delaying, deterring or preventing a change in control. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by our classified board of director provisions.

USE OF PROCEEDS

All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling securityholders. We will not receive any proceeds from the sale of our common stock.

SELLING SECURITYHOLDERS

Under the Purchase Agreement, we issued $1.25 billion in principal amount of Notes to KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association. The selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the Notes and shares of common stock issuable upon conversion of the Notes.

The following table sets forth the name of each selling securityholder, the aggregate principal amount of Notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus and the number of shares of common stock into which those Notes are convertible that may be offered pursuant to this prospectus. We have prepared the table based on information given to us by the referenced securityholders in April 2008. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years or beneficially owns one percent or more of our common stock.

The selling securityholders may offer and sell, from time to time, any or all of their Notes or common stock issued upon conversion of the Notes. Because the selling securityholders may offer all or only some portion of the Notes and shares of common stock listed in the table, no estimate can be given as to the amount or percentage of the Notes and shares of common stock that will be held by the selling securityholders upon termination of the offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirement of the Securities Act.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary. In addition, from time to time, additional information concerning ownership of the Notes and shares of common stock may rest with certain holders of the Notes not named in the table below and of whom we are unaware.

SELLING SECURITYHOLDERS	NOTES		COMMON STOCK
	Principal Amount Beneficially Owned and Offered($)	Percentage of Notes Outstanding	Number of Shares Beneficially Owned(1)(2)	Number of Shares Being Offered(1)	Number of Shares Held After Offering(3)
KKR I-L Limited (4)(5)	$625,000,000	50%	7,102,250	7,102,250	0
HSBC Bank USA, National Association(6)(7)	167,000,000	13	1,938,314	1,897,721	40,593
Citibank NA(8)(9)	208,000,000	17	2,363,628	2,363,628	0

(1)	Assumes conversion of all of the holder’s Notes at a conversion rate of 11.3636 shares of common stock per $1,000 in principal amount of Notes at maturity of the Notes. However, this conversion rate will be subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the Notes may increase or decrease in the future.
(2)	In addition to shares of common stock issuable upon conversion of the Notes as described in footnote (1) above, also includes for each selling securityholder any other shares of common stock identified to us by the selling securityholder as beneficially owned by it.
(3)	Assuming that all of the Notes listed above are sold, none of the selling securityholders listed above will own 1% or more of our outstanding common stock.
(4)	Under the terms of the Purchase Agreement, KKR, an affiliate of KKR I-L Limited, has the right to nominate one individual to Legg Mason’s Board of Directors (the “Board”) and Compensation Committee for as long as KKR and its affiliates, and providers of financing to its affiliates, own at least 50% of the outstanding Notes and at least $625 million in aggregate principal amount of Notes remains outstanding. On January 28, 2008, the Board elected Scott C. Nuttall to serve as a non-employee director of the Company.
(5)	The selling securityholder is an affiliate of a registered broker-dealer. The selling securityholder has advised that it acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.
(6)	The selling securityholder is under common control with HSBC Securities (USA) Inc., a registered broker-dealer. The selling securityholder has advised that it acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.
(7)	HSBC Holdings Plc, a publicly traded company, has investment control over these securities.
(8)	The selling securityholder is under common control with Citigroup Global Markets, Inc., a registered broker-dealer. The selling securityholder has advised that it acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.
(9)	Citigroup Inc., a publicly traded company, has investment control over these securities.

PLAN OF DISTRIBUTION

The Notes and the common stock into which the Notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the Notes or the common stock by the selling securityholders.

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the Notes and the common stock issuable upon conversion of the Notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Notes and the common stock issuable upon conversion of the Notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the Notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the Notes and the common stock issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes or the common stock issuable upon conversion of the Notes in the course of hedging the positions they assume. The selling securityholders may also sell short the Notes and the common stock into which the Notes are convertible and deliver the Notes or the common stock to close out short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock into which the Notes are convertible offered by them hereby will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the Notes or shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the Notes.

We entered into a Registration Rights Agreement with the Purchasers of the Notes for the benefit of holders of the Notes to register their Notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The Registration Rights Agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the common stock covered by this prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

To comply with Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus and related materials is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) any such discussion is being used to support the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes, and where noted, our common stock, as of the date of this prospectus. This summary applies only to a beneficial owner who holds the Notes or common stock received upon conversion of the Notes as a capital asset (generally for investment purposes). This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of Notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•

tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the Notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “—Non-U.S. Holders—U.S. Federal Estate Tax”).

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of Notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Prospective investors should consult their own tax advisor concerning the U.S. federal income and estate tax consequences in light of their particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations that will apply to you if you are a U.S. holder of Notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a Note or common stock that is for U.S. federal tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

If you are a U.S. holder, you generally will be required to recognize as ordinary income any interest paid or accrued on the Notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may pay amounts on the Notes that are in excess of the stated interest on or principal of the Notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize, as discussed above, unless and until any such excess payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of an excess payment is not remote, in which case the character and amount of taxable income in respect of the Notes may be different from that described above. If we do pay amounts on the Notes that are in excess of the stated interest on or principal of the Notes, you should consult your own tax advisor about the tax treatment of such amounts.

Market Discount

A U.S. holder that acquires a Note at a price less than the Note’s stated redemption price at maturity (generally, the sum of all payments required under the Note other than payments of qualified stated interest) may be affected by the “market discount” rules of the Code. Subject to a de minimis exception (generally, market discount of less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the acquisition of the Note until maturity), a U.S. holder who acquires a Note at a market discount generally is required to treat any principal payment on the Note and any gain recognized on any disposition of the Note as ordinary income to the extent of the accrued market discount that has not previously been included in income at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the Note or, at the election of the U.S. holder, on a constant yield basis. Such an election applies only to the Note with respect to which it is made and may not be revoked.

A U.S. holder may be required to defer until maturity of the Note, or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a Note with market discount unless the holder elects to include market discount in income on a current basis.

A U.S. holder of a Note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a Note or the disposition of a Note would not apply, and the U.S. holder’s tax basis in the Note would be increased by the amount of the market discount included in income at the time it accrues. If a U.S. holder makes such an election, it will not be required to defer deductions in accordance with the paragraph above. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Upon the conversion of a Note into common stock, any accrued market discount on the Note not previously included in income will be carried over to the common stock received upon conversion of the Note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount. Although the matter is not free from doubt, any gain recognized by a U.S. holder upon the receipt of cash and common stock upon conversion of a Note may be characterized as ordinary income to the extent of the accrued market discount. You should consult your own tax advisor regarding the application of the market discount rules to the receipt of cash and common stock upon a conversion of the Notes.

Amortizable Bond Premium

If a U.S. holder acquires a Note for a price that is in excess of the Note’s stated redemption price at maturity, the U.S. holder generally will be considered to have acquired the Note with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature of the Note. A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the U.S. holder’s interest income on the Note. If the amortizable bond premium allocable to a taxable year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the U.S. holder’s prior inclusions of interest income, net of any deductions for bond premium, with respect to the Note. The premium on a Note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the disposition of the Note. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, or other taxable disposition (other than a conversion as described below) of a Note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, received) and your adjusted tax basis in the Note. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such Note that has not previously been included in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the Notes for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax, which rate currently is scheduled to increase on January 1, 2011.

Conversion of the Notes

If you receive solely cash or property other than our common stock on the conversion of your Notes, you will generally be subject to the rules described in “U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.”

If you receive a combination of cash and our common stock upon the conversion of your Notes, the U.S. federal income tax treatment to you is not entirely clear. We intend to take the position that the Notes are “securities” for U.S. federal income tax purposes. If the Notes are considered securities, you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less cash in lieu of a fractional share and any amount attributable to accrued and unpaid interest) received in the conversion over your adjusted tax basis in the Note at the time of the conversion. You generally will not be able to recognize any loss. Your tax basis in the common stock received, other than any common stock received with respect to accrued but unpaid interest, will be the same as your tax basis in the Note that was converted (excluding the portion of the tax basis that is allocable to a fractional share), increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less cash in lieu of a fractional share and any amount attributable to accrued and unpaid interest). Your holding period in the common stock received upon the conversion of the Note would include the holding period of the Note exchanged.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the Notes and taxed as described above in “U.S. Holders – Sale, Exchange, Redemption or Other Taxable Disposition of the Notes,” and the common stock received would be treated as received upon a conversion of the Notes, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued and unpaid interest. In such case, your tax basis in the Notes would be allocated pro rata between the common stock received, any fractional share that is sold for cash and the portion of the Notes that are treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the Notes.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be a proportionate part of your adjusted basis in the Note reduced by any other cash received in the conversion) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash, taxable in the manner described in “U.S. Holders – Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.

Any cash and the value of any portion of common stock that is attributable to accrued interest on the Notes not previously included in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

Constructive Distributions

The conversion price of the Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. Although the matter is not free from doubt, a make whole conversion rate adjustment upon an occurrence of a make whole event should not be treated as such an adjustment. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “U.S. Holders—Distributions on Common Stock” below. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the U.S. federal income tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

We do not expect to pay cash dividends on our common stock in the foreseeable future. However, distributions, if any, made with respect to our common stock that are received upon the conversion of a Note will constitute dividends to the extent made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates, which rate currently is scheduled to increase on January 1, 2011, if the U.S. holder meets certain holding period and other applicable requirements.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

You generally will recognize capital gain or loss on the sale, exchange, redemption or other taxable disposition of common stock that is received upon the conversion of a Note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax, which rate currently is scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of Notes—Conversion Rights—Conversion Procedures,” the conversion obligation may be adjusted so that you would be entitled to convert the Notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the Notes been converted into our common stock immediately prior to the occurrence of such business combination, except that you will not be entitled to receive a make whole premium unless such Notes are converted in connection with a fundamental change. Depending upon the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. You should consult your tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Backup Withholding and Information Reporting

If you are a U.S. holder of Notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a Note or share of common stock received by you, and possibly to a foreign jurisdiction with which the United States has entered into an information sharing agreement, unless you are a recipient such as a corporation which is exempt from information reporting requirements. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a Note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. Holders”).

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the Notes generally will be exempt from withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock;

•	you are not a “controlled foreign corporation” that is related to us through sufficient stock ownership; and

•

interest on the Notes is not effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You generally can meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us or our paying agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below by providing a properly executed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax) on that interest income on a net basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Interest on the Notes.” In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes

You generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, conversion or other taxable disposition of a Note unless:

•

the gain is effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the Note, a “United States real property holding corporation,” as discussed below.

We believe that we currently are not, and will not become, a United States real property holding corporation.

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of Notes and common stock.

Distributions on Common Stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Distributions on Common Stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive Distributions

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “—U.S. Holders—Constructive Distributions” above). Any such constructive distribution received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Non-U.S. Holders—Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax, if any, with respect to any such constructive dividend from interest payments on your Notes. If we deduct U.S. federal withholding tax from interest payments on your Notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of Common Stock

You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange, redemption or other taxable disposition of common stock unless one of the exceptions described in “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes” above is applicable to you and possibly to a foreign jurisdiction with which the United States has entered into an information sharing agreement.

U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to Notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the Notes would not have been, if received at the time of your death, effectively connected with a trade or business conducted by you in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, payments of interest on a Note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to you if a properly executed IRS Form W-8BEN is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that the form is incorrect. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a Note or share of common stock within the United States or conducted through certain financial intermediaries, if the payor receives the certification described above, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the regulations issued by the Department of Labor under ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued by the Internal Revenue Service under the Code impose certain restrictions on the following:

(1)	“employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA,

(2)	“plans” described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans,

(3)	foreign and governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA,

(4)	entities whose underlying assets include “plan assets,” within the meaning of the U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA, or otherwise by reason of a plan’s investment in such entities (each of (1), (2), (3) and (4) is referred to as a “Plan”), and

(5)	persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code).

Both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons. ERISA also imposes certain duties on persons who are fiduciaries of Plans that are subject to Title I of ERISA (“ERISA Plans”).

Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If the Notes are acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include:

•	Prohibited Transaction Class Exemption (“PTE”) 95-60, 60 FR 35925, July 12, 1995, which exempts certain transactions involving insurance company general accounts;

•	PTE 96-23, 61 FR 15975, April 10, 1996, which exempts certain transactions directed by an in-house asset manager;

•	PTE 90-1, 55 FR 2891, January 29, 1990, which exempts certain transactions involving insurance company pooled separate accounts;

•	PTE 91-38, 56 FR 31966, June 12, 1991, which exempts certain transactions involving bank collective investment funds;

•	PTE 84-14, 49 FR 9494, March 13, 1984, as amended 70 FR 49305, August 23, 2005, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager; and

•	Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, each of which exempts certain transactions between Plans and “service providers.”

If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the Notes by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

Furthermore, Section 404 of ERISA sets forth standards of care for investment decisions made by a fiduciary of an ERISA Plan. In deciding whether to invest in the Notes, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	whether the investment is made in accordance with the written documents that govern the ERISA Plan;

•	whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

•	the composition of the ERISA Plan’s portfolio with respect to diversification by type of asset;

•	the ERISA Plan’s funding objectives;

•	the tax effects of the investment; and

•

whether under the general fiduciary standards of investment procedure and diversification an investment in our common stock is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan’s investment portfolio and all other appropriate factors.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility rules of ERISA or prohibited transaction provisions of ERISA and Section 4975 of the Code but may be subject to similar restrictions under state or local law (“Similar Law”).

Each person who acquires the Notes or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan have been used to acquire such security or an interest therein, or (ii) the purchase and holding of such security or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or class exemptions or do not constitute a violation of Similar Law.

The above is a summary of some of the material ERISA considerations applicable to prospective Plan investors. It is not intended to be a complete discussion, nor is it to be construed as legal advice or a legal opinion. Prospective Plan investors should consult their own counsel on these matters.

LEGAL MATTERS

The validity of the Notes and the Legg Mason common stock offered hereby will be passed upon for us by Thomas C. Merchant, Esq., our Secretary and Deputy General Counsel. Mr. Merchant beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Legg Mason, Inc. for the year ended March 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following are the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting fees and commissions. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission Registration Fee	$49,125
Accounting Fees	$5,000
Miscellaneous	$8,375

Total	$62,500

Item 15.	Indemnification of Directors and Officers

The Registrant’s by-laws provide for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

The Registrant’s officers and directors are insured against certain liabilities under certain policies maintained by the Registrant with aggregate coverage of $150,000,000.

The foregoing summaries are subject to the complete text of the statute, by-laws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Legg Mason, as amended.(1)

3.2	Bylaws of Legg Mason, as amended and restated January 23, 2007.(2)

4.1	Form of certificate representing common stock.(3)

4.2	Registration Rights Agreement, dated January 31, 2008, between Legg Mason, Inc., KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association.(4)

4.3	Indenture, dated January 31, 2008, between Legg Mason, Inc. and The Bank of New York.(4)

5	Opinion of Thomas C. Merchant, Esq.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages).

25	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

(1)	Incorporated by reference to Legg Mason’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
(2)	Incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 23, 2007.
(3)	Incorporated by reference to Legg Mason’s Registration Statement on Form 8-A, Amendment No. 6, dated September 29, 2006.
(4)	Incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 31, 2008.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 30, 2008.

LEGG MASON, INC.
(Registrant)

By:	/s/ Thomas P. Lemke
Name:	Thomas P. Lemke
Title:	Senior Vice President and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark R. Fetting, Thomas P. Lemke and Peter L. Bain, or any of them, his true and lawful attorneys-in-fact, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark R. Fetting	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2008
Mark R. Fetting

/s/ Charles J. Daley, Jr.	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	April 30, 2008
Charles J. Daley, Jr.

/s/ Raymond A. Mason	Chairman of the Board	April 30, 2008
Raymond A. Mason

/s/ Harold L. Adams	Director	April 30, 2008
Harold L. Adams

/s/ Robert E. Angelica	Director	April 30, 2008
Robert E. Angelica

/s/ Dennis R. Beresford	Director	April 30, 2008
Dennis R. Beresford

/s/ John E. Koerner III	Director	April 30, 2008
John E. Koerner III

/s/ Cheryl Gordon Krongard	Director	April 30, 2008
Cheryl Gordon Krongard

/s/ Scott C. Nuttall	Director	April 30, 2008
Scott C. Nuttall

/s/ Edward I. O’Brien	Director	April 30, 2008
Edward I. O’Brien

/s/ W. Allen Reed	Director	April 30, 2008
W. Allen Reed

/s/ Margaret Milner Richardson	Director	April 30, 2008
Margaret Milner Richardson

/s/ Nicholas J. St. George	Director	April 30, 2008
Nicholas J. St. George

/s/ Roger W. Schipke	Director	April 30, 2008
Roger W. Schipke

/s/ Kurt L. Schmoke	Director	April 30, 2008
Kurt L. Schmoke

/s/ James E. Ukrop	Director	April 30, 2008
James E. Ukrop

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Legg Mason, as amended.(1)

3.2	Bylaws of Legg Mason, as amended and restated January 23, 2007.(2)

4.1	Form of certificate representing common stock.(3)

4.2	Registration Rights Agreement, dated January 31, 2008, between Legg Mason, Inc., KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association.(4)

4.3	Indenture, dated January 31, 2008, between Legg Mason, Inc. and The Bank of New York.(4)

5	Opinion of Thomas C. Merchant, Esq.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages).

25	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

(1)	Incorporated by reference to Legg Mason’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
(2)	Incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 23, 2007.
(3)	Incorporated by reference to Legg Mason’s Registration Statement on Form 8-A, Amendment No. 6, dated September 29, 2006.
(4)	Incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 31, 2008.